Filed Pursuant to Rule 424(b)(5)
Registration No. 333-147029

Prospectus Supplement

(To Prospectus dated November 27, 2007)

5,000,000 Shares

Common Stock

The selling stockholders identified in this prospectus supplement are offering 5,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “ENS.” On November 27, 2007, the last reported sales price of our common stock was $23.77 per share.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page S-4 of this prospectus supplement and the risks described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 which is incorporated by reference herein.

Jefferies & Company, Inc. has agreed to purchase the shares from the selling stockholders at a price per share of $22.92, subject to the terms and conditions set forth in an underwriting agreement among Jefferies & Company, Inc., the selling stockholders and us. Jefferies & Company, Inc. proposes to offer the shares for sale from time to time in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Jefferies & Company, Inc. expects to deliver the shares on or about December 3, 2007.

Jefferies & Company

November 29, 2007

i

About This Prospectus Supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. We urge you to read the entire prospectus and this prospectus supplement, together with the information described under the heading “Where You Can Find More Information” carefully, including the “Risk Factors” on pages S-4 to S-6 of this prospectus supplement and the risk factors incorporated by reference herein.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different or additional information. The selling stockholders are not, and the underwriter is not, making an offer of these securities in any state where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference is accurate only as of its respective date or on the date which is specified in those documents.

Prospectus Supplement Summary

This summary highlights selected information from this document and may not contain all of the information that is important to you. We urge you to read this entire document carefully, including the “Risk Factors” included and incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as those additional documents to which we refer you. See “Where You Can Find More Information.” The terms “EnerSys,” “we,” “our,” and “us” refer to EnerSys – which is a holding company – and its consolidated subsidiaries. We use the term “the company” when we wish to refer only to the holding company and not to EnerSys and its consolidated subsidiaries.

Our fiscal year ends on March 31. References in or incorporated by reference in this prospectus supplement to a fiscal year, such as “fiscal 2007,” relate to the fiscal year ended on March 31 of that calendar year. For reading ease, certain financial information included or incorporated by reference in this prospectus supplement is presented on a rounded basis, which may cause minor rounding differences.

EnerSys

We are the world’s largest manufacturer, marketer and distributor of industrial batteries. We also manufacture, market and distribute related products such as chargers, power equipment and battery accessories, and we provide related after-market and customer-support services for industrial batteries. We market and sell our products globally in more than 100 countries to over 10,000 customers through a network of distributors, independent representatives and an internal sales force.

Industrial batteries generally are characterized as reserve power batteries or motive power batteries.

•

Reserve power products are used for backup power for the continuous operation of critical applications in telecommunications systems, uninterruptible power systems, or UPS, applications for computer and computer-controlled systems, and other specialty power applications, including security systems, for premium starting, lighting and ignition applications, switchgear and electrical control systems used in electric utilities and energy pipelines, and commercial and military aircraft, submarines and tactical military vehicles.

•

Motive power products are used to provide power for manufacturing, warehousing and other material handling equipment, primarily electric industrial forklift trucks, mining equipment, and for diesel locomotive starting, rail car lighting and rail signaling equipment.

Our principal executive offices are located at 2366 Bernville Road, Reading PA 19605. Our telephone number at that address is (610) 208-1991.

The Offering

Common stock offered by the selling stockholders	5,000,000 shares.

NYSE symbol	ENS.

Dividends

We do not anticipate declaring or paying any cash dividends in the foreseeable future. The timing and amount of future cash dividends, if any, would be determined by our board of directors and would depend upon our earnings, financial condition and cash requirements at the time. See “Risk Factors – We have not paid, and may not pay, dividends and therefore, unless our stock appreciates in value, investors in our stock may not benefit from holding our stock” on page S-5 of this prospectus supplement and “Dividend Policy” on page 5 of the accompanying prospectus.

Use of proceeds	We will not receive any proceeds from any sale of common stock by the selling stockholders. See “Use of Proceeds,” “Selling Stockholders” and “Underwriting.”

Risk factors

Investing in our common stock involves a high degree of risk. Potential investors are urged to read and consider the risk factors relating to an investment in our common stock set forth under “Risk Factors” in this prospectus supplement and those described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, which is incorporated by reference in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors

Investing in our common stock involves a high degree of risk. In addition to the risk factors related to this offering set forth below, please see the risk factors described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, which is incorporated by reference into this prospectus supplement. Such risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. The risks described could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment. You should carefully consider the risks described in our Annual Report on Form 10-K, the risks described below as well as other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to the common stock.

We could be influenced by Metalmark whose interests may not be aligned with the interests of our other stockholders.

Metalmark Capital LLC is an independent private equity firm established in 2004 by former principals of Morgan Stanley Capital Partners to manage certain of Morgan Stanley Capital Partners’ private equity funds and to make private equity investments in a broad range of industries (referred to herein as Metalmark). An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P., which together will own approximately 25.69% of our outstanding common stock following the offering, pursuant to a subadvisory agreement described under “Certain Relationships and Related Transactions – Relationship with Metalmark and Morgan Stanley” in our Proxy Statement on Schedule 14A, which is incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Currently, four of our directors, Howard I. Hoffen, Kenneth F. Clifford, Hwan-yoon F. Chung and Michael C. Hoffman, are employees of Metalmark. As a result of these funds holding 25.69% of our outstanding shares of common stock after giving effect to this offering, and the rights of such funds under the Securityholder Agreement, which is described in portions of our Proxy Statement on Schedule 14A, which are incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and Metalmark’s rights under the subadvisory agreement, Metalmark may be able to influence all matters requiring stockholder approval, including the election of our directors, the adoption of amendments to our certificate of incorporation, the approval of mergers and sales of all or substantially all our assets, decisions affecting our capital structure and other significant corporate transactions as well as matters affecting our management and policies. Circumstances could arise under which the interests of Metalmark could be in conflict with the interests of our other stockholders. The influence of Metalmark may also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management or limiting the ability of our stockholders to approve transactions that they may deem to be in their best interests.

We have ceased to be a “controlled company” for purposes of the New York Stock Exchange listing requirements and will no longer be able to opt out of certain corporate governance requirements.

As of July 5, 2007 we were no longer a “controlled company” for purposes of New York Stock Exchange (“NYSE”) corporate governance listing requirements. As such, subject to certain transition period allowances, we are no longer entitled to opt out of several of the NYSE’s corporate governance requirements. Within one year after our ceasing to be a “controlled company,” all of the directors who serve on our Nominating and Corporate Governance Committee will have to meet the NYSE’s independence requirements and our Board will have to be composed of a majority of directors that meet the NYSE’s independence requirements. We may incur incremental costs not reflected in our historical financial statements as a result of any such increased listing compliance, including legal fees and other expenses. In addition, we might not be able to comply with these provisions in a timely fashion. Our failure to comply with these additional NYSE corporate governance listing standards may result in delisting, which could disrupt the trading market for our common shares and result in a significant decline in the value of our common shares.

Shares eligible for future issuance or sale may cause our common stock price to decline, which may negatively impact your investment.

Issuances or sales of substantial numbers of additional shares of our common stock, including in connection with future acquisitions, if any, or the perception that such issuances or sales could occur, may cause prevailing market prices for shares of our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. As of the date of this prospectus supplement, our certificate of incorporation provides that we have authority to issue up to 135,000,000 shares of our common stock. As of November 2, 2007, 47,423,111 shares of our common stock were issued and outstanding, and there were no shares of our common stock issued and held in treasury. Also as of such date, there were 2,284,700 shares of our common stock reserved for issuance under stock incentive plans or pursuant to individual option grants or stock awards. The selling stockholders named under “Selling Stockholders,” who will collectively own 34.08% of our shares upon completion of the offering, may elect to sell their shares of our common stock or exercise their stock options in order to sell the stock underlying their options. The selling stockholders and our executive officers and directors have agreed that, without the prior written consent of the underwriter, they will not, directly or indirectly, sell any of these shares or exercise any of their options for 45 days after the date of this prospectus supplement, subject to certain exceptions, including, but not limited to, transactions under Rule 10b5-1 plans established by our executive officers existing on the date of this prospectus supplement. These agreements, however, can be waived by the underwriter in its sole discretion. Future sales or a perception that such sales may occur could reduce the market price for our common stock.

Our stock price may be volatile, and your investment in our common stock could decline in value.

The price of our common stock on the New York Stock Exchange constantly changes. Within the last 12 months through November 27, 2007, our stock has traded between $15.97 and $23.77 per share. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and depressed prices. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. The factors described under “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus and the other risk factors described in this section, among other factors, may cause the market price of our common stock to change. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Our revenues and operating results may fluctuate in future periods, and we may fail to meet expectations, which may cause the price of our common stock to decline.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period. We cannot predict with certainty the timing or level of sales of our products in the future. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Our operating results may fluctuate due to various factors including, among other things, the continual pricing pressure of our extremely competitive industry, cyclical industry conditions and volatile raw materials costs as well as our exposure to the risk of material environmental, health and safety liabilities as a result of our use of significant amounts of lead and acid in our operations. As a result of these factors, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance.

We have not paid, and may not pay, dividends and therefore, unless our stock appreciates in value, investors in our stock may not benefit from holding our stock.

We have not issued a cash dividend on our common stock since we became a public company and we presently intend to continue this policy. Furthermore, our senior secured credit agreement limits our ability to pay dividends. As a result, investors in our common stock may not be able to benefit from owning our common stock unless the shares that these investors acquire appreciate in value. See “Dividend Policy” on page 5 of the accompanying prospectus.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company even if some stockholders might consider such a development favorable, which may adversely affect the price of our common stock.

Certain provisions in our certificate of incorporation and bylaws, which are described under “Description of Capital Stock,” beginning on page 6 of the accompanying prospectus, may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes our board of directors to issue shares of preferred stock to which special rights may be attached, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. In addition, our certificate of incorporation provides for a staggered board of directors, whereby directors serve for three-year terms, with approximately one third of the directors coming up for reelection each year. Having a staggered board of directors makes it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors.

In addition, certain other provisions of our corporate documents regarding special meetings of stockholders, advance notice requirements for stockholder proposals and director nominations and amendments of the bylaws and prohibiting stockholder action by written consent and cumulative voting, each of which is described under “Description of Capital Stock – Other Provisions of our Certificate of Incorporation and Bylaws” in the accompanying prospectus may also discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, an “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203 see “Description of Capital Stock – Section 203 of the Delaware General Corporation Law” in the accompanying prospectus.

Use of Proceeds

We will not receive any proceeds from any sale of common stock by the selling stockholders. See “Selling Stockholders” and “Underwriting.”

Selling Stockholders

This prospectus supplement relates to the resale by the selling stockholders identified below of shares of our common stock. We filed the registration statement, of which this prospectus supplement and the accompanying prospectus are a part, pursuant to the provisions of a Securityholder Agreement dated as of July 26, 2004 (referred to herein as the Securityholder Agreement), among Metalmark, certain institutional stockholders (referred to herein as the Institutional Stockholders), certain members of our senior management and our company, which governs certain relationships among such parties. See “Selling Stockholders” on page 12 of the accompanying prospectus and “Certain Relationships and Related Transactions – Securityholder Agreement” in our Proxy Statement on Schedule 14A, which is incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 for more information on the terms of, and the parties to, the Securityholder Agreement.

The selling stockholders may from time to time offer and sell pursuant to the prospectus any or all of the shares of common stock owned by them that qualify as “Registrable Securities” under the Securityholder Agreement and registered hereunder, subject to the provisions of the Securityholder Agreement. The selling stockholders, however, make no representations that the shares covered by the prospectus will be offered for sale. We have agreed to keep the registration statement of which the prospectus forms a part effective until the earlier of (i) the second anniversary of the date on which the registration statement was declared effective or (ii) the date on which all of the shares covered by the registration statement have been sold to the public.

The table below presents information regarding the selling stockholders and the shares that each such selling stockholder is offering under this prospectus supplement. Unless otherwise indicated, beneficial ownership is calculated based on 47,423,111 shares of our common stock outstanding as of November 2, 2007. The number of shares in the column “Shares of Common Stock Covered by This Prospectus Supplement” represents all of the shares that each selling stockholder is offering under this prospectus supplement. The column “Shares of Common Stock Beneficially Owned After Offering” reflects the beneficial ownership of each selling stockholder after giving effect to this offering. Please carefully read the footnotes located below the selling stockholders table in conjunction with the information presented in the table.

Except as noted in the footnotes to the table below or disclosed under the headings entitled “Board of Directors,” “Executive Officers,” Employment Agreements” and “Certain Relationships and Related Transactions” in our Proxy Statement on Schedule 14A, which is incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, no selling stockholder has had, within the past three years, any position, office, or material relationship with us or any of our predecessors or affiliates.

	Shares of Common Stock Beneficially Owned Before Offering (1)(2)		Shares of Common Stock Covered by This Prospectus Supplement	Shares of Common Stock Beneficially Owned After Offering (2)
Name	Number	Percent	Number	Number	Percent
MSCP IV, L.P. and MSCP IV 892, L.P. c/o Metalmark Capital LLC 1177 Avenue of Americas New York, NY 10036 (3)	15,953,798	33.64%	3,769,701	12,184,097 (4)(5)	25.69%

MSCI IV, L.P. 1585 Broadway New York, NY 10036 (3)	401,775	0.85%	94,935	306,840 (4)	0.65%

MSGEM Funds 1585 Broadway New York, NY 10036 (3)	1,517,362	3.20%	358,535	1,158,827 (4)	2.44%

J.P. Morgan Funds 522 Fifth Avenue New York, NY 10036 (6)	1,770,263	3.73%	418,293	1,351,970 (4)	2.85%

Performance Direct Investments I, L.P. (f/k/a GM Capital Partners I, L.P.) 2 Pickwick Plaza, Suite 310 Greenwich, CT 06830	871,019	1.84%	205,812	665,207	1.40%

JP Morgan Chase Bank, N.A., as Trustee for First Plaza Group Trust 1 Chase Manhattan Plaza New York, NY 10005	646,344	1.36%	152,724	493,620	1.04%

(1)	Except as otherwise set forth below, based on 47,423,111 shares of common stock outstanding as of November 2, 2007. In accordance with Rule 13d-3 under Exchange Act, the beneficial ownership with respect to each owner includes options exercisable by such owner within 60 days of November 2, 2007. Information regarding the ownership of our “Institutional Stockholders,” which include Morgan Stanley Dean Witter Capital Partners IV, L.P. (referred to herein as MSCP IV, L.P.), MSDW IV 892 Investors, L.P. (referred to herein as MSCP IV 892, L.P.), and Morgan Stanley Dean Witter Capital Investors IV, L.P. (referred to herein as MSCI IV, L.P.) (collectively, referred to herein as the MSCP Funds), Morgan Stanley Global Emerging Markets Private Investment Fund, L.P., and Morgan Stanley Global Emerging Markets Private Investors, L.P. (collectively referred to herein as the MSGEM Funds and, together with the MSCP Funds, as the Morgan Stanley Funds), J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC, and 522 Fifth Avenue Fund, L.P. (collectively referred to herein as the J.P. Morgan Funds), JP Morgan Chase Bank, N.A., as Trustee for First Plaza Group Trust, and Performance Direct Investments I, L.P. (f/k/a GM Capital Partners I, L.P.), is derived from Schedules 13G filed by the beneficial owners with the Commission with respect to the period ended December 31, 2006 together with all Form 4 filings with the Commission by the beneficial owners subsequent to the date thereof.

(2)	Includes outstanding shares of common stock and shares of common stock issuable upon exercise of fully vested options.

(3)	Howard I. Hoffen, Kenneth F. Clifford and Michael C. Hoffman are Managing Directors of Metalmark and, before giving effect to this offering, exercised shared voting or investment power over 15,971,298 shares, including 17,500 shares subject to options and excluding 24,271.1 restricted stock units which are payable in the form of common shares on or after March 12, 2008, beneficially owned by Metalmark. Messrs. Hoffen, Clifford and Hoffman disclaim beneficial ownership of such shares as a result of their respective employment arrangements with Metalmark, except to the extent of their pecuniary interest therein ultimately realized.

(4)	As noted above, Metalmark, the Institutional Stockholders, certain members of our senior management and our company are parties to the Securityholder Agreement. Metalmark and the Institutional Stockholders may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder. For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions – Securityholder Agreement” in our Proxy Statement on Schedule 14A, which is incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(5)	An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to a subadvisory agreement (the “Subadvisory Agreement”). For more information on the terms of the Subadvisory Agreement, see “Certain Relationships and Related Transactions – Relationship with Metalmark and Morgan Stanley” in our Proxy Statement on Schedule 14A, which is incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended March 31, 2007. As a result of its ownership of our outstanding shares of common stock after giving effect to this offering, and its rights under the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws, the approval of mergers, decisions affecting our capital structure and other significant corporate transactions as well as matters affecting our management and policies.

(6)	Includes J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC and 522 Fifth Avenue Fund, L.P.

Certain U.S. Federal Tax Consequences to Non-U.S. Holders of Common Stock

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

•	a partnership;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, in general, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have authority to control all substantial decisions of the trust.

An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the current calendar year and the two immediately preceding calendar years. For purposes of this calculation, all of the days in which the individual is present in the United States in the current calendar year are counted, along with, one-third of the days in which the individual is present in the immediately preceding calendar year and one-sixth of the days in which the individual is present in the second preceding calendar year. Residents are treated for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion does not consider:

•	U.S. state and local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•	the alternative minimum tax;

•

special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, cooperatives, U.S. expatriates, broker dealers, non-U.S. holders that own or acquire 5% or more of our common stock, and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

The following discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, retroactively or prospectively. The following discussion also assumes that a non-U.S. holder holds our common stock as a capital asset within the meaning of section 1221 of the Code (generally, property held for investment). EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Dividends

Distributions on common stock constitute dividends for U.S. federal income tax purposes to the extent such distributions are made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. We may not pay cash dividends on our common stock for the foreseeable future. See “Dividend Policy.” In the event, however, that we pay dividends on our common stock, we will have to withhold U.S. federal withholding tax at a rate of 30% (or at a lower rate under an applicable income tax treaty that allows for a reduced rate of withholding, provided that we have received proper certification that the non-U.S. holder is eligible for the reduced rate under such income tax treaty) from the gross amount of the dividends paid to a non-U.S. holder unless such dividends are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, as described below.

Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States are not subject to the U.S. federal withholding tax, but, unless otherwise provided in an applicable income tax treaty, are instead taxed in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

Gain on Disposal of Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions (though any such person will generally be treated as a resident of the United States);

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, in some instances if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes, and such non-U.S. holder held more than 5 percent of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that such non-U.S. holder held our common stock.

We believe that we are not, and we do not anticipate that we will become, a U.S. real property holding corporation.

An individual non-U.S. holder who is subject to U.S. tax because the holder was present in the United States for 183 days or more during the year of disposition is taxed on the amount by which capital gains allocated to U.S. sources (including gains from sale of our common stock) exceed capital losses allocated to U.S. sources incurred during the year at a flat rate of 30%, or at a lower rate if provided by an applicable income tax treaty. Other non-U.S. holders that are subject to U.S. federal income tax on gain from the disposition of our common stock will be taxed on such gain in the same manner in which citizens or residents of the U.S. would be taxed, and if such non-U.S. holder is a foreign corporation such gain may also be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

U.S. federal legislation enacted in 2001 provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the tax entirely in 2010. Under the legislation, the estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

Information Reporting and Backup Withholding Tax

We must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. Copies of the information returns reporting those dividends and withholding may also be made available by the U.S. Internal Revenue Service to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding on payments made with respect to or on our common stock. Under currently applicable law, the gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be subject to additional information reporting and backup withholding.

The payment of proceeds on the disposition of common stock by a non-U.S. holder to or through a U.S. office of a broker or a non-U.S. office of a U.S. broker generally will be reported to the U.S. Internal Revenue Service and, if to or through U.S. offices of a broker, reduced by backup withholding (at the current applicable rate of 28%), unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and certain other conditions are met. The payment of proceeds on the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the U.S. Internal Revenue Service unless the non-U.S. broker has certain enumerated connections with the United States.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the U.S. Internal Revenue Service.

Underwriting

Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Jefferies & Company, Inc. (or the underwriter) has agreed to purchase an aggregate of 5,000,000 shares of common stock from the selling stockholders.

The underwriting agreement provides that the obligation of the underwriter to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriter are true;

•	there is no material change in our business or in the financial markets; and

•	we and the selling stockholders deliver customary closing documents to the underwriter.

The underwriter has agreed to purchase the shares from the selling stockholders at a price per share of $22.92, subject to the terms and conditions set forth in the underwriting agreement. The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to prevailing market prices, or (iv) at negotiated prices. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

The expenses of the offering that are payable by us are estimated to be approximately $400,000. We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commissions.

Lock-Up Agreements

We, all of our directors and executive officers and the selling stockholders have agreed that, without the prior written consent of the underwriter, subject to certain exceptions, we and they will not directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, (2) file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, (4) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any of our other securities, or (5) publicly disclose the intention to do any of the foregoing, for a period of 45 days after the date of this prospectus supplement. Transactions under Rule 10b5-1 plans established by executive officers or directors existing on the date of this prospectus supplement shall not be subject to the lock-up agreement described above.

The underwriter, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase in the offering, which creates a short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares the underwriter is obligated to purchase is not greater than the number of shares that the underwriter may purchase by exercising its option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares available to the underwriter under its option to purchase additional shares from us. The underwriter may close out any short position by either exercising its option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out a short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through its option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and one or more of the selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with the selling stockholders to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter or a selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp and Transfer Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp and transfer taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

The underwriter has performed and may in the future perform investment banking and advisory services for us or the selling stockholders in the ordinary course of its business, for which it may in the future receive customary fees and expenses.

Foreign Selling Restrictions

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us and has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the European Economic Area

To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that

Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Where You Can Find More Information

We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including EnerSys. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or on our internet site at www.enersys.com. Information on our website is not incorporated into this prospectus supplement or our other SEC filings and is not a part of this prospectus supplement or those filings.

This prospectus supplement and the accompanying prospectus are part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed with the SEC subsequent to this prospectus supplement and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (filed on June 13, 2007);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended July 1, 2007 (filed August 8, 2007) and September 30, 2007 (filed November 7, 2007);

•

Current Reports on Form 8-K filed August 31, 2007, August 7, 2007 (other than exhibit 99.1 under item 9.01, which is furnished and not incorporated herein by reference), August 2, 2007, July 20, 2007, July 6, 2007 and June 29, 2007;

•	Definitive Proxy Statement on Schedule 14A filed on June 18, 2007; and

•	Registration Statements on Form 8-A dated July 26, 2004.

We incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, with the exception of any documents deemed not to be filed and any documents filed pursuant to Item 402(a)(8) of Regulation S-K under the Securities Act.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the documents which are incorporated by reference to this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Investor Relations, EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, or by calling EnerSys Investor Relations directly at (610) 236-4040.

Legal Matters

The validity of the securities offered pursuant to this prospectus supplement has been passed upon for us by our counsel, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Davis Polk & Wardwell is acting as counsel to the underwriter.

Experts

The consolidated financial statements of EnerSys appearing in EnerSys’ Annual Report (Form 10-K) for the year ended March 31, 2007 (including the schedule appearing therein), and EnerSys management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

Debt Securities

Common Stock

EnerSys, from time to time, may offer to sell, issue and sell senior or subordinated debt securities and common stock. In addition, the selling stockholders named in this prospectus may offer, from time to time, shares of our common stock. The debt securities may be convertible into or exercisable or exchangeable for our common stock or our other securities.

These securities may be offered and sold by us or a selling stockholder to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “ENS”.

Investing in our securities involves risks, including the risks described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, the risk factors described under the caption “ Risk Factors” in any applicable prospectus supplement and/or any risk factors set forth in our other filings with the Securities and Exchange Commission, or the Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act as discussed on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2007.

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings and the selling stockholders may, from time to time, sell common stock in one or more offerings. This prospectus provides you with a general description of the securities to be offered. Each time we sell securities described in this prospectus or the selling stockholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update, but will not contradict, modify or replace, information contained in this prospectus. We urge you to read this entire prospectus and any prospectus supplement, together with the information described under the heading “Where You Can Find More Information” carefully, including the “Risk Factors” incorporated in this prospectus and included or incorporated in any accompanying prospectus supplement.

The terms “EnerSys,” “we,” “our,” and “us” refer to EnerSys – which is a holding company – and its consolidated subsidiaries. We use the term “the company” when we wish to refer only to the holding company and not to EnerSys and its consolidated subsidiaries. Our fiscal year ends on March 31. References in or incorporated by reference in this prospectus to a fiscal year, such as “fiscal 2007,” relate to the fiscal year ended on March 31 of that calendar year. For reading ease, certain financial information incorporated by reference in this prospectus is presented on a rounded basis, which may cause minor rounding differences.

Enersys

EnerSys is the world’s largest manufacturer, marketer and distributor of industrial batteries. We also manufacture, market and distribute related products such as chargers, power equipment and battery accessories, and we provide related after-market and customer-support services for industrial batteries. Industrial batteries generally are characterized as reserve power batteries or motive power batteries.

Reserve power products are known as network, standby or stationary power batteries and are used primarily for backup power applications to ensure continuous power supply in case of main (primary) power failure or outage. Reserve power batteries are used primarily to supply standby direct current, or DC, operating power for:

•	telecommunications systems, such as wireless, wireline and internet access systems, central and local switching systems, satellite stations and radio transmission stations;

•	uninterruptible power systems, or UPS, applications for computer and computer-controlled systems, including process control systems;

•	specialty power applications, including security systems for premium starting, lighting and ignition applications;

•	switchgear and electrical control systems used in electric utilities and energy pipelines; and

•	commercial and military aircraft, submarines and tactical military vehicles.

Motive power products are used to provide power for manufacturing, warehousing and other material handling equipment, primarily electric industrial forklift trucks. They compete primarily with propane- and diesel-powered internal combustion engines used principally in the following applications:

•	electric industrial forklift trucks in distribution and manufacturing facilities;

•	mining equipment, including scoops, coal haulers, shield haulers, underground forklifts, shuttle cars and locomotives; and

•	railroad equipment, including diesel locomotive starting, rail car lighting and rail signaling equipment.

Our principal executive offices are located at 2366 Bernville Road, Reading, PA 19605. Our telephone number at that address is (610) 208-1991.

Risk Factors

You should carefully consider the specific risks described in our Annual Report on Form 10–K for the fiscal year ended March 31, 2007, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information.”

Special Note Regarding Forward-Looking Statements

This prospectus and any accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “will,” “estimates,” “expects,” “future,” “intends,” “plans” or the negative of such terms or similar terms. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based on management’s then-current beliefs and assumptions regarding future events and operating performance and on information currently available to our management, and are applicable only as of the dates of such statements.

Forward-looking statements involve risks, uncertainties and assumptions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in our Annual Report on Form 10–K for the fiscal year ended March 31, 2007, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, any risk factors set forth in our other filings with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act and other unforeseen risks. You should not put undue reliance on any forward-looking statements. We undertake no obligation to update or revise these statements to reflect events or circumstances occurring after the date of such statements.

Our actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including the following factors:

•	general cyclical patterns of the industries in which our customers operate;

•	the extent to which we cannot control our fixed and variable costs;

•	the raw material in our products may experience significant fluctuations in market price and availability;

•	certain raw materials constitute hazardous materials that may give rise to costly environmental and safety claims;

•	legislation regarding the restriction of the use of certain hazardous substances in our products;

•	risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions and currency exchange rate fluctuations;

•	our ability to raise our selling prices to our customers when our product costs increase;

•	the extent to which we are able to efficiently utilize our global manufacturing facilities and optimize their capacity;

•	general economic conditions in the markets in which we operate;

•	competitiveness of the battery markets throughout the world;

•	our timely development of competitive new products and product enhancements in a changing environment and the acceptance of such products and product enhancements by customers;

•	our ability to adequately protect our proprietary intellectual property, technology and brand names;

•	unanticipated litigation and regulatory proceedings to which we might be subject;

•	changes in our market share in the business segments and regions where we operate;

•	our ability to implement our cost reduction initiatives successfully and improve our profitability;

•	unanticipated quality problems associated with our products;

•	our ability to implement business strategies, including our acquisition strategy, and restructuring plans;

•	our acquisition strategy may not be successful in locating advantageous targets;

•

our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

•	our debt and debt service requirements which may restrict our operational and financial flexibility, as well as imposing unfavorable interest and financing costs;

•	adverse changes in our short and long term debt levels under our credit facilities;

•	our exposure to fluctuations in interest rates on our variable rate debt;

•	our ability to attract and retain qualified personnel;

•	our ability to maintain good relations with labor unions;

•	credit risk associated with our customers, including risk of insolvency and bankruptcy;

•	our ability to successfully recover in the event of a disaster affecting our infrastructure; and

•

terrorist acts or acts of war, whether in the United States or abroad, could cause damage or disruption to our operations, our suppliers, channels to market or customers, or could cause costs to increase, or create political or economic instability.

This list of factors that may affect future performance is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

Use of Proceeds

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from any sale of common stock by the selling stockholders.

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

Six fiscal months ended September 30, 2007 (1)	Fiscal year ended March 31,
	2007 (2)	2006 (3)	2005 (4)	2004 (5)	2003
2.74	2.63	2.32	2.59	1.28	2.25

For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of total interest expense and a one-third portion of rental expenses that management believes is representative of interest.

As of the date of this prospectus, we have not issued any shares of preferred stock.

As explained in notes to the Consolidated Financial Statements included in the Company’s Reports on Forms 10-K and 10-Q, net income in the above periods included the following pre-tax expenses and income (dollars in thousands):

(1)	The fiscal six months ended September 30, 2007 included a pretax charge of $10,287 to facilitate the integration of the recent Energia acquisition into the Company’s worldwide operations. The charge is comprised of $5,219 as a restructuring accrual, primarily in Europe, for staff reductions, and $5,068 for a non-cash impairment charge for machinery and equipment.

(2)	In fiscal 2007, the Company settled litigation matters that resulted in litigation settlement income, net of related legal fees and expenses, of $3,753 pretax.

(3)	Pretax restructuring charges recorded in fiscal 2006 were $8,553 which included $6,217 incurred to cover estimated costs in Europe of staff reductions, exiting of a product line, and closing several ancillary locations, $1,063 incurred to cover estimated restructuring programs in Europe related to the newly acquired GAZ facility in Zwickau, Germany, and $1,273 of non-cash write-off of machinery and equipment based on impairment testing.

(4)	The fiscal 2005 operating results include a pretax charge of $3,622 for the write-off of deferred financing costs, and a pretax charge of $2,400 for a loan prepayment penalty, both of which were incurred as a result of our initial public offering.

(5)	The fiscal 2004 operating results include a pretax charge of $30,974 that was incurred primarily as a result of a Settlement Agreement, and pretax charges of $21,147 for uncompleted acquisitions (primarily legal and other professional fees), plant closing costs related to the final settlement of labor matters relating to a North American plant closed in fiscal 2002 and a special bonus paid, including related payroll costs, in connection with the March 17, 2004 recapitalization transaction.

Dividend Policy

We do not anticipate declaring or paying any cash dividends in the foreseeable future. The timing and amount of future cash dividends, if any, would be determined by our Board of Directors and would depend upon our earnings, financial condition and cash requirements at the time. Under our senior secured credit facility, we may pay dividends on our common stock, subject to an annual limit of $20.0 million, only if our leverage ratio is equal to or less than 3.0 to 1.0 and the credit ratings accorded the senior secured credit facility by Standard & Poor’s and Moody’s are at least BB-and Ba3, respectively, each with a stable outlook.

Description of Capital Stock

General Matters

Our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.01 per share, of which 47,423,111 shares were issued and outstanding as of November 2, 2007 and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share, none of which was outstanding as of November 2, 2007.

The following summary describes the material provisions of our capital stock, including the common stock that the selling stockholders may sell. This summary is not meant to be a complete description of our capital stock or the terms of each offering that may occur pursuant to this prospectus. We urge you to read our certificate of incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part. The particular terms of any offering will be described in the related prospectus supplement.

Certain provisions of our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares of common stock.

Common Stock

We have one class of common stock. All holders of shares of common stock are entitled to the same rights and privileges. Holders of shares of common stock are entitled to one vote per share on the election or removal of our directors and on all other matters to be voted on by our stockholders.

Holders of shares of common stock are not entitled to any preemptive or preferential rights to subscribe for additional shares of any class of our capital stock. The holders of shares of common stock are entitled to receive dividends, when, as and if declared by our board of directors, out of funds legally available therefor. See “Dividend Policy.” Holders of shares of common stock are entitled to share ratably, upon dissolution or liquidation, in the assets available for distribution to holders of shares of common stock after the payment of all prior claims.

Preferred Stock

Our authorized capital stock includes 1,000,000 shares of undesignated preferred stock, none of which was issued or outstanding as of November 2, 2007. Our board of directors is authorized, without further action by our stockholders, to provide for the issuance of such preferred stock in one or more series and to fix the dividend rate, conversion privileges, voting rights, redemption rights, redemption price or prices, liquidation preferences and qualifications, limitations and restrictions thereof with respect to each series. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights that could adversely affect the holders of shares of our common stock. We have no current intention to issue any additional shares of preferred stock.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law may have the effect of delaying, deferring or preventing a change of control. In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date such stockholder became an “interested stockholder,” unless:

•	prior to such date the board of directors approved either the “business combination” or the transaction that resulted in the stockholder becoming an “interested stockholder”;

•

upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers and certain other stockholders; or

•

on or subsequent to such date the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the “interested stockholder.”

A “business combination” includes certain mergers, stock or asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or in the preceding three years, did own) 15% or more of the outstanding voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification of Directors and Officers

We have included in our certificate of incorporation and bylaws provisions to:

•

eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, but such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit; and

•	indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Acting pursuant to the provisions of our certificate of incorporation and bylaws and the provisions of Section 145 of the Delaware General Corporation Law, we have entered into agreements with each of our officers and directors to indemnify them to the fullest extent permitted by such provisions and such law. We also are authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the provisions described above, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other Provisions of our Certificate of Incorporation and Bylaws

Classified Board of Directors. Our certificate of incorporation provides for our board of directors to be divided into three classes of directors serving staggered three-year terms. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting our entire board of directors. As a result, approximately one-third of our board of directors will be elected each year. Moreover, except as otherwise provided in our Securityholder Agreement dated as of July 26, 2004 (referred to herein as the Securityholder Agreement), among Metalmark Capital LLC, certain institutional stockholders, certain members of our senior management and our company, stockholders may remove a director only for cause. This provision, when coupled with the provisions of our certificate of incorporation and bylaws, except as otherwise provided in our Securityholder Agreement, authorizes only our board of directors to fill vacant directorships, preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees. This provision of our certificate of incorporation may not be amended or repealed by our stockholders except with the consent of the holders of at least two-thirds of our outstanding common stock.

Special Meeting of Stockholders. Our certificate of incorporation provides that special meetings of our stockholders may be called only by our board of directors or our Chairman of the Board. This provision makes it more difficult for stockholders to take action opposed by our board of directors. This provision of our certificate of incorporation may not be amended or repealed by our stockholders except with the consent of the holders of at least two-thirds of our outstanding common stock.

No Stockholder Action by Written Consent. Our certificate of incorporation provides that no action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, and the power of our stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Such provision limits the ability of any stockholder to take action immediately and without prior notice to our board of directors. Such a limitation on a majority stockholder’s ability to act might affect such person’s or entity’s decision to purchase our voting securities. This provision of our certificate of incorporation may not be amended or repealed by the stockholders except with the consent of the holders of at least two-thirds of our outstanding common stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices: in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 90 days nor more than 120 days prior to such anniversary date or, in the case of a special meeting called for the purpose of electing directors, not less than 90 days nor more than 120 days prior to such special meeting or not later than the close of business on the tenth day following the date on which public disclosure of the date of the meeting is made; and in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the date on which public disclosure of the date of the meeting was made. Our bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting. As set forth below, our bylaws may not be amended or repealed by our stockholders, except with the consent of holders of at least two-thirds of our outstanding common stock.

Adjournment of Meetings of Stockholders. Our bylaws provide that when a meeting of our stockholders is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if no quorum is present for the transaction of business or if our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information that our board of directors determines has not been made sufficiently or timely available to stockholders or to otherwise effectively exercise their voting rights. This provision will, under certain circumstances, make more difficult or delay actions by the stockholders opposed by our board of directors. The effect of such provision could be to delay the timing of a stockholders’ meeting, including in cases where stockholders have brought proposals before the stockholders that are in opposition to those brought by our board of directors and therefore may provide our board of directors with additional flexibility in responding to such stockholder proposals. As set forth below, our bylaws may not be amended or repealed by our stockholders, except with the consent of holders of at least two-thirds of our outstanding common stock.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Authorized but Unissued Capital Stock. Our certificate of incorporation authorizes our board of directors to issue one or more classes or series of preferred stock, and to determine, with respect to any such class or series of preferred stock, the voting powers (if any), designations, powers, preferences, rights and qualifications, limitations or restrictions of such preferred stock. We have no current intention to issue any shares of preferred stock.

The Delaware General Corporation Law does not require stockholder approval for any issuance of previously authorized shares of our capital stock. However, the listing requirements of the New York Stock Exchange, which will apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Amendment of the Bylaws. Our certificate of incorporation provides that our bylaws may not be amended or repealed by our stockholders except with the consent of holders of at least two-thirds of our outstanding common stock and grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of Delaware or our certificate of incorporation. This provision makes it more difficult for our stockholders to make changes to our bylaws that are opposed by our board of directors. This provision of our certificate of incorporation may not be amended or repealed by our stockholders except with the consent of holders of at least two-thirds of our outstanding common stock.

Transfer Agent and Registrar

National City Bank, Cleveland, Ohio, is the transfer agent and registrar for our common stock.

Description of Debt Securities

We may offer senior or subordinated unsecured debt securities, which may be convertible. Our debt securities will be issued under one or more indentures to be entered into between us and a trustee qualified under the Trust Indenture Act of 1939.

We have summarized certain general features of the debt securities from the indentures. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee identified in the prospectus supplement, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indentures and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

Selling Stockholders

This prospectus relates to the possible resale by certain institutional investors and certain members of our senior management who we refer to as the “selling stockholders” in this prospectus. Up to 21,202,332 shares of common stock being offered by this prospectus may be offered by certain institutional investors holding shares of our common stock that were initially offered in private transactions in 2000 and thereafter. Up to 1,000,000 shares of common stock being offered by this prospectus may be offered by certain members of our senior management holding shares of our common stock that were initially offered in private transactions in 2000 and shares of our common stock that were obtained upon the exercise of options to purchase our common stock. Information about the potential selling stockholders who offer securities under the registration statement of which this prospectus is a part will be set forth in prospectus supplements, post-effective amendments and/or filings we make with the Securities and Exchange Commission under the Exchange Act that are incorporated by reference.

Plan of Distribution

We may sell securities to one or more underwriters for public offering and sale by them and we may also sell the securities to investors directly or through agents. We will name the underwriter or agent involved in the offer or sale of securities in the applicable prospectus supplement. We are also registering the shares of common stock covered by this prospectus for the selling stockholders. The common stock may be sold from time to time by the selling stockholders. Such sales may be made in the over-the-counter market at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders will act independently of EnerSys in making decisions with respect to the timing, manner and size of each sale by such persons.

We or the selling stockholders may negotiate and pay underwriters’ or broker-dealers’ commissions, discounts or concessions for their services as applicable. Underwriters or broker-dealers engaged by us or the selling stockholders may allow other underwriters or broker-dealers to participate in resales.

The securities may be sold by us and the common stock may be sold by the selling stockholders in one or more of the following types of transactions:

(a)	A sale to one or more underwriters for resale to the public or to institutional investors in one or more transactions;

(i)	If we enter into a material arrangement with an underwriter or a selling stockholder notifies us of any material arrangement that it has entered into with an underwriter(s), we will execute an underwriting agreement with such underwriter(s) and file a supplemental prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933. In that supplemental prospectus, we will disclose the name of each such underwriter, the type of securities to be sold, the amount of securities to be sold, the price at which such securities were sold, the commissions paid or discounts or concessions allowed to such underwriter(s), where applicable, and any other facts material to the transaction.

(ii)	The selling stockholders and any underwriters involved in the sale or resale of the common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If a selling stockholder qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

(b)	A block trade in which we or a selling stockholder will engage a broker-dealer as agent, who will then attempt to sell the securities or common stock, as applicable, or position and resell a portion of the block, as principal, in order to facilitate the transaction;

(c)	Derivative transactions with third parties;

(i)	If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling stockholder or borrowed from us, the selling stockholder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or selling stockholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

(d)	Other hedging transactions, whereby we or the selling stockholder may:

(i)	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the securities pursuant to this prospectus, in which case such broker-dealer of affiliate may use securities received from the us or selling stockholders to close out its short positions;

(ii)	sell securities short itself and redeliver such securities to close out its short positions;

(iii)	enter into option or other types of transactions that require us or the selling stockholder, as applicable, to deliver securities to a broker-dealer or an affiliate thereof, who will then resell or transfer the securities under this prospectus; or

(iv)	loan or pledge the securities to a broker-dealer or an affiliate thereof, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus; or

(e)	Sales to third parties who may deliver the securities upon exchange of exchangeable securities issued by such third parties or their affiliates, which in either case may deliver this prospectus in connection with the sale of those exchangeable securities. Such transactions may be combined with other transactions of the types described above. In particular, such third parties or their affiliates may engage in sales of securities (including short sales) to hedge their position prior to the exchange of their exchangeable securities, may deliver this prospectus in connection with some or all of those sales and may deliver securities covered by this prospectus to close out any short positions created in connection with those sales.

In addition to selling its common stock under this prospectus, a selling stockholder may:

(a)	agree to indemnify any underwriter or broker-dealer against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

(b)	transfer its common stock in other ways not involving market maker or established trading markets, including directly by gift, distribution, or other transfer;

(c)	sell its common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

(d)	sell its common stock by any other legally available means.

For any particular offering pursuant to this shelf registration statement:

(a)	an underwriter may allow, and dealers may reallow, concessions on sales to certain other dealers;

(b)	we and the selling stockholders may agree to indemnify an underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments an underwriter may be required to make in connection with these liabilities; and

(c)

we, our executive officers, our directors and the selling stockholders may agree, subject to certain exceptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements, securities exercised and/or sold pursuant to 10b5-1 pre-set selling programs that are in place at the time of an offering made pursuant to this prospectus and any prospectus supplement hereto.

In connection with any particular offering pursuant to this shelf registration statement, an underwriter may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

Short selling involves sales by an underwriter of securities in excess of the number of securities an underwriter is obligated to purchase. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities sold by an underwriter is not greater than the number of securities that it may purchase in its option to purchase additional securities. In a naked short position, the number of securities involved is greater than the number of securities in its option to purchase additional securities. An underwriter may close out any short position by either exercising its option to purchase additional securities and/or purchasing securities in the open market.

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, an underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through its option to purchase additional securities. If an underwriter sells more securities than could be covered by its option to purchase additional securities, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, if the securities are listed on that exchange, or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the websites maintained by an underwriter, or selling group member, if any, participating in any particular offering and an underwriter participating in any particular offering may distribute prospectuses electronically. Any representatives may agree to allocate a number of securities to an underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by an underwriter and selling group members that will make internet distributions on the same bases as other allocations.

Any selling stockholder who is a “broker dealer” will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased its shares in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any view to or arrangements or understandings, directly or indirectly, with any person to distribute the shares.

Where You Can Find More Information

We file reports, proxy statements, and other information with the Securities and Exchange Commission. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The Securities and Exchange Commission maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including EnerSys. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or on our website at www.enersys.com. Information on our website is not incorporated into this prospectus or our other Securities and Exchange Commission filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the Securities and Exchange Commission as indicated above, or from us.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the Securities and Exchange Commission subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (filed on June 13, 2007);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended July 1, 2007 (filed August 8, 2007) and September 30, 2007 (filed November 7, 2007);

•

Current Reports on Form 8-K filed August 31, 2007, August 7, 2007 (other than exhibit 99.1 under item 9.01, which is furnished and not incorporated herein by reference), August 2, 2007, July 20, 2007, July 6, 2007 and June 29, 2007;

•	Definitive Proxy Statement on Schedule 14A filed on June 18, 2007; and

•	Registration Statements on Form 8-A dated July 26, 2004.

We incorporate by reference the documents listed above and any future filings made with the Securities and Exchange Commission in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, with the exception of any documents deemed not to be filed and any documents filed pursuant to Item 402(a)(8) of Regulation S-K under the Securities Act.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference to this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Investor Relations, EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, or by calling EnerSys Investor Relations directly at (610) 236-4040.

Legal Matters

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

Experts

The consolidated financial statements of EnerSys appearing in EnerSys’ Annual Report (Form 10-K) for the year ended March 31, 2007 (including the schedule appearing therein), and EnerSys management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

5,000,000 Shares

Common Stock

Prospectus Supplement

Jefferies & Company

November 29, 2007